Exhibit 10.1

Fifth Amendment to Loan And Security Agreement

This Fifth Amendment to Loan and Security Agreement (this “Fifth Amendment”) made and entered into as of the 30th day of June, 2005, is by and among LaSalle Bank National Association, a national banking association (“Lender”), having its principal place of business at 135 South LaSalle Street, Chicago, Illinois 60603-4105, and Vita Food Products, Inc., a Nevada corporation, with its chief executive office located at 2222 West Lake Street, Chicago, Illinois 60612 (“Vita Food”), Virginia Honey Company, Inc., a Virginia corporation, with its chief executive office located at 2222 West Lake Street, Chicago, Illinois 60612 (“Virginia Honey”), The Halifax Group, Inc., a Georgia corporation, with its chief executive office located at 2222 West Lake Street, Chicago, Illinois 60612 (“Halifax”), and Vita Specialty Foods, Inc., a Delaware corporation, with its chief executive office located at 2222 West Lake Street, Chicago, Illinois 60612  (“Specialty Foods”) (Vita Food, Virginia Honey, Halifax and Specialty Foods are individually a “Borrower” and collectively the “Borrowers”).

W I T N E S S E T H:

Whereas, prior hereto, Lender provided certain loans, extensions of credit and other financial accommodations (the “Financial Accommodations”) to Borrowers pursuant to (a) that certain Loan and Security Agreement dated as of September 5, 2003, as amended by that certain First Amendment to Loan and Security Agreement dated as of November 5, 2004, that certain Second Amendment to Loan and Security Agreement dated as of December 21, 2004, that certain Third Amendment to Loan and Security Agreement dated as of January 31, 2005, and that certain Fourth Amendment to Loan and Security Agreement dated as of April 4, 2005, each by and among Lender and Borrowers (as further amended or restated from time to time, the “Loan Agreement”), and (b) the other documents, agreements and instruments referenced in the Loan Agreement or executed and delivered pursuant thereto;

Whereas, Borrowers have requested that Lender, (i) extend the maturity date of the Revolving Loans to July 1, 2006, (ii) extend the availability of the Overadvance to September 30, 2005, (iii) waive certain Events of Default, and (iv) modify certain financial covenants (collectively the “Additional Financial Accommodations”); and

Whereas, Lender is willing to provide the Additional Financial Accommodations, but solely on the terms and subject to the provisions set forth in this Fifth Amendment and the other agreements, documents and instruments referenced herein or executed and delivered pursuant hereto.

Now, Therefore, in consideration of the foregoing, the mutual promises and understandings of the parties hereto set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrowers hereby agree as set forth in this Fifth Amendment.

I.                                         Definitions.

A.                                   Use of Defined Terms.  Except as expressly set forth in this Fifth Amendment, all terms which have an initial capital letter where not required by the rules of grammar are used herein as defined in the Loan Agreement.

B.                                     Amended Definitions.  Effective as of the date of this Fifth Amendment, Section 1.1 of the Loan Agreement is hereby amended by deleting the definitions of “Overadvance”, “Revolving Loan Termination Date”, “Revolving Note”, “Tangible Net Worth” and “Tangible Net Worth Benchmark” and substituting therefor the following:

“Overadvance”: shall mean, an amount equal to (1) Eight Hundred Thousand and no/100 Dollars ($800,000.00) from the June 30, 2005, through September 30, 2005, and (2) zero Dollars ($0) from October 1, 2005, and thereafter.

“Revolving Loan Termination Date”: shall mean July 1, 2006.

“Revolving Note”: shall mean that certain Revolving Note dated as of June 30, 2005, executed and delivered by Borrowers to Lender in a maximum aggregate principal amount not to exceed $8,500,000.00, as amended, renewed, restated or replaced from time to time.

“Tangible Net Worth”: shall mean, as of any particular date for any Person, the difference between (1) total assets as they would normally be shown on the balance sheet of such Person, but excluding therefrom all values attributable to (a) goodwill, patents, copyrights, trademarks, licenses, capitalized lease and other General Intangibles, (b) prepaid expenses, and (c) loans and accounts due from officers, employees, subsidiaries and Affiliates, and (2) such Person’s total liabilities, indebtedness and deferred charges as they would normally be shown on such Person’s balance sheet.

“Tangible Net Worth Benchmark”: shall mean: (i) negative Three Million and no/100 Dollars (-$3,000,000.00) as of June 30, 2005, (ii) negative Two Million Three Hundred Seventy-Five Thousand and no/100 Dollars (-$2,375,000.00) as of September 30, 2005, and (iii) negative One Million Two Hundred Seventy-Five Thousand and no/100 Dollars (-$1,275,000.00) as of December 31, 2005, and at all times thereafter.

II.                                     Amendments to Loan Agreement.  Effective as of the date of this Fifth Amendment, the Loan Agreement is hereby amended as follows:

A.                                   Letters of Credit.  Section 2.4(A) of the Loan Agreement is hereby amended by deleting Section 2.4(A) of the Loan Agreement in its entirety and substituting therefor the following, respectively:

“2.4                                                  Letters of Credit.

(A)                              Provided that an Unmatured Event of Default or Event of Default does not then exist and all of the conditions precedent in Section 10 of this Loan Agreement have been satisfied, Lender may, at any Borrower’s request and for the account of Borrowers, issue one or more Letters of Credit in an aggregate undrawn face amount outstanding at any one time not to exceed in the aggregate the lesser of (1) the total of subsections (1), (2) and (3) under the definition of “Borrowing Base”, less the outstanding amount of the Revolving Loans, or (2) Two Million and no/100 Dollars ($2,000,000.00).  The Letters of Credit shall have an expiration date of the earlier of (a) one (1) year from the date of issuance, or (b) the Revolving Loan Termination Date.  Borrowers shall reimburse Lender, immediately upon demand, for any payments made by Lender to any Person with respect to any Letter of Credit and until Lender shall be so reimbursed by Borrowers such payments by Lender shall be deemed to be a part of the Revolving Loans.  The obligation of Borrowers to reimburse Lender for payments and disbursements made by Lender under or on account of the Letters of Credit shall be absolute and unconditional irrespective of any setoff, counterclaim or defense to payment which Borrowers may have or have had against Lender or such beneficiary, including, but not limited to, any defense based on the failure of such demand for payment to conform to the terms of the Letters of Credit, any non-application or misapplication by such beneficiary of the proceeds of such demand for payment or the legality, validity, regularity or enforceability of the Letters of Credit or any document or contract related to or required to be presented under the terms of the Letters of Credit; provided, however, that Borrowers shall not be obligated to reimburse Lender for any wrongful payment or disbursement made by Lender under or on account of the Letters of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of Lender or any of its officers, employees or agents.   If any of the terms and provisions set forth in this Section 2.4 contradict or conflict with the terms and provisions of any reimbursement agreement or master letter of credit agreement executed and delivered prior hereto, contemporaneously herewith or hereafter by Borrowers or any Borrower to Lender, the terms of such reimbursement agreement or master letter of credit agreement shall govern and control.”

B.                                     Financial Covenants.  Section 9.4 of the Loan Agreement is hereby amended by deleting Section 9.4 of the Loan Agreement in its entirety and substituting therefor the following, respectively:

“9.4                                                   Financial Covenants.  During the term of this Loan Agreement, and thereafter for so long as there are any outstanding Liabilities owed to Lender, Borrowers covenant that they shall:

(A)                              Tangible Net Worth.  Maintain a minimum Tangible Net Worth of not less than the Tangible Net Worth Benchmark tested as of the last day of each calendar quarter.

(B)                                Cash Flow Coverage Ratio.  Not permit Borrowers’ Cash Flow Coverage Ratio, calculated on a trailing twelve (12) month basis, to be less than: (i) ..70 to 1.00 as of September 30, 2005, (ii) 1.10 to 1.00 as of December 31, 2005, or as of the last day of any calendar quarter thereafter.  The Cash Flow Coverage Ratio will not be tested as of June 30, 2005.

(C)                                Minimum EBITDA.  Borrowers shall maintain EBITDA of not less than: (i) Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) as of June 30, 2005, calculated on a trailing six (6) month basis, (ii) Two Million and no/100 Dollars ($2,000,000.00) as of September 30, 2005, calculated on a trailing twelve (12) month basis, and (iii) Three Million and no/100 Dollars ($3,000,000.00) as of December 31, 2005 and as of the last day of each calendar quarter thereafter, calculated on a trailing twelve (12) month basis.”

III.                                 Conditions Precedent. Lender’s obligation to provide the Additional Financial Accommodations to Borrowers is subject to the full and timely performance of the following covenants prior to or contemporaneously with the execution of this Fifth Amendment:

A.                                   Borrowers executing and delivering, or causing to be executed and delivered to Lender, the following documents, each of which shall be in form and substance acceptable to Lender:

(i)                                     An original Revolving Note of even date herewith executed by the Borrowers to Lender;

(ii)                                  An original Secretary’s Certificate of even date herewith executed by the Secretary of each Borrower to Lender; and

(iii)                             such other agreements, documents and instruments as Lender may reasonably request;

B.                                     No Unmatured Event of Default or Event of Default exists under the Loan Agreement, as amended by this Fifth Amendment, or the Other Agreements;

C.                                     No claims, litigation, arbitration proceedings or governmental proceedings not disclosed in writing to Lender prior to the date of hereof shall be pending or known to be threatened against Borrowers and no known material development not so disclosed shall have occurred in any claims, litigation, arbitration proceedings or governmental proceedings so disclosed which in the opinion of Lender is likely to materially or adversely affect the financial position or business of any Borrower or the capability of any Borrower to pay its obligations and liabilities to Lender; and

D.                                    There shall have been no material or adverse change in the business, financial condition or results of operations since the date of each Borrower’s most recently delivered financial statements to Lender.

IV.                                 Waiver of Events of Default.

A.                                   Borrowers hereby acknowledge and agree as follows:  (i) from time to time on and before June 30, 2005, the principal amount of the Revolving Loans outstanding, plus the aggregate outstanding Letter of Credit Obligations exceeded the Maximum Revolving Loan in violation of Section 3.6 of the Loan Agreement (collectively the “Existing Defaults”): (ii) no Events of Default

currently exist other than the Existing Defaults set forth above, and (iii) as a result of the Existing Defaults, Lender has the right to immediately exercise such of its rights and remedies pursuant to the Loan Agreement as it deems appropriate, including, without limitation, terminating all advances to Borrowers, instituting the Default Rate and demanding immediate payment of all outstanding Liabilities.

B.                                     Borrowers hereby represent and warrant to Lender that no Event of Default exists as of the date of this Fifth Amendment, other than the Existing Defaults.  Lender hereby waives the Existing Defaults; provided that such waiver shall not be or be deemed to be a waiver by Lender of any other Events of Default, whether now existing or hereafter arising or occurring, including, without limitation, any other Events of Default arising under Section 3.6 of the Loan Agreement after June 30, 2005.

V.                                     Conflict.  If, and to the extent, the terms and provisions of this Fifth Amendment contradict or conflict with the terms and provisions of the Loan Agreement, the terms and provisions of this Fifth Amendment shall govern and control; provided, however, to the extent the terms and provisions of this Fifth Amendment do not contradict or conflict with the terms and provisions of the Loan Agreement, the Loan Agreement, as amended by this Fifth Amendment, shall remain in and have its intended full force and effect, and Lender and Borrowers hereby affirm, confirm and ratify the same.

VI.                                 Severability.  Wherever possible, each provision of this Fifth Amendment shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Fifth Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this Fifth Amendment, the balance of which shall remain in and have its intended full force and effect.  Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.

VII.                             Reaffirmation.  Borrowers hereby reaffirm and remake all of the representations, warranties, covenants, duties, obligations and liabilities contained in the Loan Agreement, as amended hereby.

VIII.                         Fees, Costs and Expenses.

A.                                   Contemporaneously herewith, Borrowers shall pay to Lender a fully-earned, non-refundable amendment fee in the amount of $2,500.00.

B.                                     Borrowers agree to pay, upon demand, all fees, costs and expenses of Lender, including, but not limited to, reasonable attorneys’ fees, in connection with the preparation, execution, delivery and administration of this Fifth Amendment and the other agreements, documents and instruments executed and delivered in connection herewith or pursuant hereto.

IX.                                Choice of Law.  This Fifth Amendment has been delivered and accepted in Chicago, Illinois, and shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of law as to all matters, including matters of validity, construction, effect, performance and remedies.

X.                                    Counterpart.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

XI.                                Waiver of Jury Trial.  BORROWERS AND LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY.

[signature page follows]

In Witness Whereof, Lender and Borrowers have caused this Fifth Amendment to be executed and delivered by their duly authorized officers as of the date first set forth above.

LaSalle Bank National Association, a national banking association		Vita Food Products, Inc., a Nevada corporation

By:	/s/ Sara H. DeKuiper	By:	/s/ Stephen D. Rubin
Name:	Sara H. DeKuiper	Name:	Stephen D. Rubin
Title:	Assistant Vice President	Title:	President

Virginia Honey Company, Inc., a Virginia corporation

		By:	/s/ Clifford Bolen
		Name:	Clifford Bolen
		Title:	Assistant Secretary

The Halifax Group, Inc., a Georgia corporation

		By:	/s/ Clifford Bolen
		Name:	Clifford Bolen
		Title:	Treasurer & Secretary

Vita Specialty Foods, Inc., a Delaware corporation

		By:	/s/ Clifford Bolen
		Name:	Clifford Bolen
		Title:	Assistant Secretary